EXHIBIT 23.1










Board of Directors
Bentley International, Inc.

                                          RE: Attachment to Form 12b-25 Filing

In connection with the filing of Form 12b-25, Notification of Inability to Timely File, we represent to you, as external auditors for the Company, that we have been unable to complete our audit procedures for the audit of the December 31, 1998 financial statements due to the inability of the Company to adequately close their books and records and prepare for the audit in a timely manner.

We anticipate the issuance of the auditors' report within the extended deadline.

                                          /s/ Rubin, Brown, Gornstein & Co. LLP
                                          RUBIN, BROWN, GORNSTEIN & CO., LLP



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